Exhibit 2.1

STRICTLY CONFIDENTIAL

Execution Version

TRANSACTION AGREEMENT

by and among

STEPSTONE GROUP INC.,

STEPSTONE GROUP LP,

STEPSTONE GROUP REAL ESTATE LP,

JEFFREY GILLER, as the Asset Class Head,

AND

THE SELLERS NAMED HEREIN

Dated as of February 7, 2024

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ARTICLE V CONSENT TO GOVERNANCE CHANGES		18

5.1	Consent to Governance Updates	18

ARTICLE VI SECURITIES LAWS COMPLIANCE COVENANTS		18

6.1	Restricted Securities	18

ARTICLE VII OTHER COVENANTS OF THE PARTIES		19

7.1	Reclassification Transaction; SSG LPA	19
7.2	Required Regulatory Approvals; Efforts	19
7.3	Tax Matters	20
7.4	Public Announcements	21
7.5	Power of Attorney	21
7.6	Reasonable Best Efforts	22

ARTICLE VIII TERMINATION		22

8.1	Termination	22
8.2	Procedure and Effect of Termination	22

ARTICLE IX MISCELLANEOUS		23

9.1	Further Assurances	23
9.2	Notices	23
9.3	Annexes, Exhibits and Schedules	24
9.4	Amendment, Modification and Waiver	24
9.5	Entire Agreement	24
9.6	Severability	24
9.7	Binding Effect; Assignment	25
9.8	No Third-Party Beneficiaries	25
9.9	Fees and Expenses	25
9.10	Counterparts	25
9.11	Interpretation	25
9.12	Enforcement of Agreement	26
9.13	Forum; Service of Process	26
9.14	Governing Law	27
9.15	WAIVER OF JURY TRIAL	27
9.16	Asset Class Head	27

ARTICLE X DEFINITIONS		29

Annexes:

Annex A – Calculation of Exchange Value

Annex B – Required Regulatory Approvals

Annex C – Termination Acceleration Exchange

Annex D – Power of Attorney

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Schedules:

Schedule A – Seller Exchange Schedule

Schedule B – Annual Exchange Schedule

Schedule C – Schedule of Sellers

Exhibits:

Exhibit A – Form of Exchange Agreement

Exhibit B – Form of Registration Rights Agreement

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TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of February 7, 2024, is by and among StepStone Group Inc., a Delaware corporation (“STEP”), StepStone Group LP, a Delaware limited partnership (“SSG”, and together with STEP, “StepStone”), StepStone Group Real Estate LP, a Delaware limited partnership (“SRE”), Jeffrey Giller, solely in his capacity as the representative of the Sellers under this Agreement (the “Asset Class Head”), and each equityholder of SRE identified as a Seller on Schedule C attached hereto (each, a “Seller”, and collectively, the “Sellers”, and together with STEP, SSG, SRE, the Asset Class Head, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, to support the ongoing operational integration of business practices and to enhance client and staff experiences at StepStone and SRE, the Parties desire to enter into this Transaction Agreement to facilitate the medium to long-term economic integration of the Parties;

WHEREAS, in furtherance of the purposes in the foregoing recital, the Parties intend for the Sellers to exchange, in a series of transactions, the Sellers’ equity interests in SRE for equity interests in SSG (or cash in lieu of a portion thereof) (collectively, the “Transactions”, and each such exchange, an “Exchange”);

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, StepStone has separately entered into (i) a transaction agreement (the “SIRA Transaction Agreement”) with StepStone Group Real Assets LP, a Delaware limited partnership (“SIRA”), certain equityholders of SIRA parties thereto (the “SIRA Sellers”) and the seller representative of SIRA (the “SIRA Asset Class Head”), and (ii) a transaction agreement (the “SPD Transaction Agreement”) with Swiss Capital Alternative Investments AG, a private company limited by shares incorporated in the canton of Zurich (“SPD”), SC Partner LP, a Cayman Islands exempted limited partnership (the “SPD Seller”), the seller representative of SPD (the “SPD Asset Class Head”) and StepStone Europe Limited, a private limited liability company incorporated in England;

WHEREAS, subject to the terms and conditions in this Agreement, including with respect to any Acceleration Exchange, Termination Acceleration Exchange and Change of Control Exchange (each as defined below), the Parties intend to consummate ten (10) annual Exchanges, with the first Exchange to be conducted with a reference date of April 1, 2024 (the “Initial Reference Date”) and to be consummated promptly following the Initial Reference Date upon the satisfaction or waiver of the conditions set forth in this Agreement applicable to such Exchange, and the nine (9) subsequent Exchanges to be conducted with a reference date of each of the nine (9) following anniversaries of the Initial Reference Date (such dates, together with the Initial Reference Date, each, a “Reference Date”) and to be consummated promptly following each applicable Reference Date upon the satisfaction or waiver of the conditions set forth in this Agreement applicable to such Exchanges;

WHEREAS, the Parties intend that, at the consummation of the tenth (10th) Exchange or the Acceleration Exchange (as defined below), SSG will own one hundred percent (100%) of all the outstanding equity interests of SRE currently not owned by SSG; and

WHEREAS, as a condition and inducement to STEP and SSG to enter into this Agreement and as a condition to each Closing, each Seller desires to, by executing this Agreement, enter into a Power of Attorney (as defined below) in the form attached hereto as Annex D, appointing the Asset Class Head and any other Person or Persons referred to therein, and each of them, as such Seller’s attorneys-in-fact with authority to act on behalf of such Seller in connection with the Transactions, and each Seller, the Asset Class Head, and SRE agree to use best efforts to deliver SSG and STEP a duly executed, witnessed, accepted by the principal and notarized (in each case, to the extent required by applicable Laws) Power of Attorney as promptly as possible (and in any event within fifteen (15) days of this Agreement).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1 The Exchange.

(a) Upon the terms and subject to the conditions of this Agreement, at each Closing (as defined below), each Participating Seller (as defined below) shall sell, convey, assign, transfer and deliver to SSG, and SSG shall purchase, acquire and accept from each Seller, all of such Seller’s right, title and interest in and to such amount of Equity Securities of SRE in accordance with the principles set forth on Schedule A attached hereto (the “Seller Exchange Schedule”); provided, that, the Asset Class Head may modify the Seller Exchange Schedule no later than ten (10) days prior to the Reference Date of such Exchange with the prior written approval by the GP Board (unless such modifications are consistent with the methodology stated in the Seller Exchange Schedule and reflect only changes in ownership due to transfers among the Sellers or other active employees of SRE, in which case the written approval of the GP Board is not required); provided, however, that, in the event the Seller Exchange Schedule is substantially modified by the Asset Class Head, the Asset Class head shall, in good faith, notify and consult with the Sellers regarding the changes in circumstances relating to any such modification; provided, further, that, any such modification shall not change the aggregate amount of Equity Securities of SRE being exchanged in such Exchange, which shall, in the aggregate, equal the amount of Equity Securities of SRE set forth on Schedule B attached hereto (the “Annual Exchange Schedule”) opposite the Reference Date of such Exchange. For purposes of this Agreement, (i) any Equity Securities of SRE exchanged pursuant to this Agreement may be referred to as the “Exchanged Units”; (ii) any Seller who participates in an Exchange may be referred to as a “Participating Seller” for purposes of such Exchange; and (iii) a “Participation Percentage” with respect a Participating Seller in an Exchange shall mean a percentage representing (x) the Exchanged Units delivered by such Participating Seller in such Exchange divided by (y) the aggregate Exchanged Units delivered by all Participating Sellers in such Exchange.

(b) In exchange therefor, at each Closing (except with respect to an Acceleration Exchange, which shall be governed by Section 1.6), SSG shall convey to each Participating Seller such Participating Seller’s Individual Exchange Value by (i) delivering to such Participating Seller an amount in cash equal to (x) the Reduced Baseline Value multiplied by the Cash Election Percentage with respect to such Participating Seller for such Exchange as determined pursuant to Section 1.3, plus (y) the Fractional Unit Payment, and (ii) issuing to such Participating Seller the number of whole SSG Class D Units (rounded down to the nearest whole SSG Class D Unit) equal to (x) (A) the Individual Exchange Value less (B) the cash amount delivered pursuant to the foregoing clause (i)(x), divided by (y) the STEP 30-Day VWAP. Any SSG Class D Units issued by SSG to the Sellers pursuant to his Agreement may be referred to herein as the “Consideration Units”.

(c) At each Closing, each Participating Seller shall also convey, assign, transfer and deliver to SSG all of such Participating Seller’s right, title and interest in and to a number of membership interests of SRE GP, for no additional consideration, equal to (i) such Participating Seller’s Participation Percentage in such Exchange multiplied by (ii) the number of total issued and outstanding membership interests of SRE GP multiplied by (iii) the Equity Percentage with respect to such Exchange.

(d) In lieu of the issuance of any fractional SSG Class D Unit, any Seller who would otherwise have been entitled to a fraction of a SSG Class D Unit pursuant to the terms of this Agreement shall be paid cash, without interest (the “Fractional Unit Payment”), in an amount equal to (i) the fractional SSG Class D Unit to which such Seller would otherwise be entitled under Article I of this Agreement multiplied by (ii) the STEP 30-Day VWAP, and rounded to the nearest cent.

1.2 Closing.

(a) The closing of any Exchange (each a “Closing”) shall take place remotely via electronic exchange of documents and signatures, as promptly as practicable following, but in no event later than, the third (3rd) Business Day after the satisfaction or waiver of each of the conditions set forth in Article II of this Agreement applicable to such Closing (other than, but subject to satisfaction of, the conditions to be satisfied on the applicable Closing Date); provided, however, in no event shall a Closing take place prior to the first (1st) Business Day after the latest of (i) the last day of the determination period for the STEP 30-Day VWAP for such Exchange, (ii) the date on which STEP issues its audited financial statements for its latest fiscal year ending prior to the Closing (the “STEP Audited Financials”), and (iii) the date on which the Adjustment Statement is delivered in respect of the preceding Exchange. For purposes of this Agreement, the date of the Closing with respect to an Exchange may be referred to as the “Closing Date” of such Exchange, and the effective time of the Closing with respect to an Exchange may be referred as the “Effective Time” of such Exchange.

(b) The failure to consummate an Exchange on the date and time determined pursuant to Section 1.2(a) shall not result in the termination of this Agreement or relieve any Party of any of its obligations under this Agreement.

1.3 Cash Election. For each Exchange other than the first Exchange, the Asset Class Head may deliver to SSG a notice (a “Cash Election Notice”) setting forth a percentage of the Reduced Baseline Value of such Exchange to be settled in cash for each Participating Seller (such percentage, the “Cash Election Percentage”); provided, that, for the first Exchange, the Cash Election Percentage for each Participating Seller shall be ten percent (10%) (except as otherwise designated by the Asset Class Head and notified to SSG within ten (10) days of this Agreement); provided, further, in no event shall the aggregate cash settlement amount to be paid in the first Exchange exceed ten percent (10%) of the Baseline Exchange Value of the first Exchange, and in no event shall the aggregate cash settlement amount to be paid in any subsequent Exchange exceed twenty percent (20%) of the Reduced Baseline Value of such Exchange; provided, further, that upon the request of the Asset Class Head, SSG shall consider in good faith increasing such permitted cash settlement amount if the Sellers would experience materially greater aggregate tax liability in one or more Exchanges than previously anticipated. Each Cash Election Notice shall be delivered by May 1 of the year prior to the Reference Date of such Exchange. In the event that no Cash Election Notice is properly and timely delivered for an Exchange, the Cash Election Percentage for each Participating Seller shall be deemed to be zero with respect to such Exchange. Upon receipt of a Cash Election Notice properly and timely delivered, subject to the restrictions under applicable Law, any governance documents of STEP and SSG, and any credit agreement, loan agreement, note, indenture or other financing agreements under which STEP or SSG is bound, and subject to the receipt of any applicable stockholder or regulatory approval, SSG, at its sole discretion, shall use commercially reasonable efforts to deliver, or cause to be delivered, the cash portion of the Baseline Exchange Value (or, for each Exchange other than the first Exchange, the Reduced Baseline Value); provided, that, to the extent SSG does not deliver, or cause to be delivered, all or a portion of such cash consideration, the cash portion shall be reduced and, consequently, the number of Consideration Units deliverable shall be increased.

1.4 Distribution Adjustments. It is intended that any distributions made by SRE in respect of the Exchanged Units with respect to any period ending prior to the Reference Date for an Exchange will inure to the benefit of the Participating Sellers; and that the Consideration Units issued in such Exchange shall entitle the Participating Sellers to receive any distributions made by SSG with respect to any period commencing on or after the applicable Reference Date. In the event any such distributions are paid or made to a Person in a manner inconsistent with such intent, then the Parties shall make appropriate adjustments (i) to the consideration delivered in such Exchange or in the subsequent Exchanges or (ii) to distributions or other payments made by SSG with respect to the Consideration Units after the applicable Reference Date.

1.5 True-Up.

(a) Adjustment Statement. As soon as practicable, but in no event later than ten (10) days after each issuance of the STEP Audited Financials, SSG shall deliver to the Asset Class Head a statement (an “Adjustment Statement”) setting forth SSG’s re-calculation of the Exchange Value of the last Exchange by applying the Applicable SRE Multiple as of the preceding Reference Date to the actual Adjusted Net Income of SRE (rather than SRE Budget ANI) used to prepare the STEP Audited Financials (such recalculated amount, the “Final Exchange Value”). An “Upward Adjustment Amount” shall exist to the extent (if any) of the positive difference between (w) the Final Exchange Value and (x) the Exchange Value originally calculated and used for such Exchange (the “Original Exchange Value”); and a “Downward Adjustment Amount” shall exist to the extent (if any) of the positive difference between (y) the Original Exchange Value and (z) the Final Exchange Value.

(b) Upward Adjustment. If an Upward Adjustment Amount exists, then in the current year Exchange, (i) for any Person who is a Participating Seller in the current year Exchange, the Individual Exchange Value to be delivered to such Person shall equal (x) the Reduced Baseline Value to be delivered to such Person in such Exchange plus (y) the product of (A) the Upward Adjustment Amount multiplied by (B) such Person’s Participation Percentage in the Exchange for which the Adjustment Statement is provided (the “Original Exchange”), and (ii) for any Person who was a Participating Seller in the Original Exchange but is not a Participating Seller in the current year Exchange, then at the Closing of the current year Exchange (or if the Original Exchange is the final Exchange for such Person, then as soon as practicable following the date on which STEP issues the STEP Audited Financials for the current year Exchange), SSG shall (x) issue such Person an additional amount of Consideration Units (rounded down to the nearest whole Consideration Unit) equal to (A) the Upward Adjustment Amount multiplied by (B) such Person’s Participation Percentage in the Original Exchange, divided by (C) the STEP 30-Day VWAP, and (y) pay such Person an amount of cash equal to the Fractional Unit Payment. For the avoidance of doubt, any reference to Upward Adjustment Amount in this paragraph shall be a reference to the Upward Adjustment Amount with respect to the Original Exchange.

(c) Downward Adjustment. If a Downward Adjustment Amount exists, then in the current year Exchange, (i) for any Person who is a Participating Seller in the current year Exchange, (x) the Reduced Baseline Value to be delivered to such Person shall be reduced by an amount equal to the product of (A) the Downward Adjustment Amount multiplied by (B) such Person’s Participation Percentage in the Original Exchange, and (y) the Individual Exchange Value to be delivered to such Person shall equal the Reduced Baseline Value as adjusted by the foregoing Section 1.5(c)(i)(x), (ii) for any Person who was a Participating Seller in the Original Exchange but is not a Participating Seller in the current year Exchange, then, at SSG’s option, (x) such Person shall promptly (and in any event within thirty (30) days) pay SSG an amount of cash equal to (A) the Downward Adjustment Amount, multiplied by (B) such Person’s Participation Percentage in the Original Exchange, or (y) an amount equal to (A) the Downward Adjustment Amount, multiplied by (B) such Person’s Participation Percentage in the Original Exchange, shall be carried forward to the next succeeding future Exchange(s) participated by such Person. To the extent the Individual Exchange Value would fall below zero as a result of an adjustment pursuant to this Section 1.5(c), then, at SSG’s option, (1) any Person who was a Participating Seller in the Original Exchange shall promptly (and in any event within thirty (30) days) pay SSG an amount in cash equal to (x) the remaining Downward Adjustment Amount, multiplied by (y) such Person’s Participation Percentage in the Original Exchange, or (2) an amount equal to (x) the remaining Downward Adjustment Amount, multiplied by (y) such Person’s Participation Percentage in the Original Exchange, shall be carried forward to the next succeeding future Exchange(s) participated by such Person. To the extent any remaining balance of the applicable portion of any Downward Adjustment Amount exists immediately after the Closing of the final Exchange with respect to a Seller, such Seller shall promptly (and in any event within thirty (30) days) pay SSG an amount in cash equal to such remaining balance. Each Seller acknowledges and agrees that, in the event that a Seller does not timely pay SSG any cash amount payable by such Seller to SSG pursuant to this Section 1.5(c), SSG shall have the right to set off such cash amount against any dividends, distributions or other income allocations from SSG or its Affiliates to such Seller or its Affiliates and against any other amounts (including, to the extent permitted by applicable Law, employment compensation and expense reimbursements) otherwise payable by SSG or its Affiliates to such Seller or its Affiliates. For the avoidance of doubt, any reference to Downward Adjustment Amount in this paragraph shall be a reference to the Downward Adjustment Amount with respect to the Original Exchange.

1.6 Acceleration Exchange.

(a) Acceleration Exchange. At any point following the Exchange with respect to the April 1, 2028 Reference Date, the Majority Holders and SSG may, by mutual agreement, elect to accelerate the remaining annual Exchanges in one final Exchange as of the Reference Date immediately following such election. Each Seller agrees that in the event the Majority Holders and SSG so elect to accelerate the remaining annual Exchanges, the Majority Holders and SSG may, in their sole discretion, require each Seller to sell and surrender all Equity Securities of SRE held by such Seller in such final Exchange. For purposes of this Agreement, such final Exchange may be referred to as the “Acceleration Exchange”.

(b) Holdback. At the Closing of the Acceleration Exchange, Consideration Units representing fifty percent (50%) of the Reduced Baseline Value (the “Holdback”) shall not be issued by SSG but shall instead be held back to facilitate a true-up following the issuance of the STEP Audited Financials for the Final Projection Year (it being understood that, without limiting the provisions set forth in Section 1.3, the Cash Election Percentage for such Acceleration Exchange shall not exceed fifty percent (50%) for any Seller). For the avoidance of doubt, the Holdback shall not include any cash consideration included in the Reduced Baseline Value. SSG shall pay to the Participating Sellers (in proportion to their respective Participation Percentages for such Acceleration Exchange) an amount equal to all dividends, distributions (including tax distributions) and other income with respect to fifty percent (50%) of the unissued Consideration Units included in the Holdback, which payment shall be made at the same time as such dividends, distributions and other income are distributed or paid to the other partners of SSG generally in accordance with the terms of the SSG LPA; SSG shall pay to the Participating Sellers (in proportion to their respective Participation Percentages for such Acceleration Exchange) an amount equal to all dividends, distributions and other income with respect to the other fifty percent (50%) of the unissued Consideration Units included in the Holdback, which payment shall be made at such time as, and to the extent, the Participating Sellers become entitled to such Consideration Units.

(c) Acceleration Exchange Adjustment Statement. As soon as practicable, but in no event later than ten (10) days after the issuance of the STEP Audited Financials for the Final Projection Year, SSG shall deliver to the Asset Class Head a statement (the “Acceleration Exchange Adjustment Statement”) setting forth SSG’s re-calculation of the Exchange Value of the Acceleration Exchange by applying the Applicable SRE Multiple as of the Reference Date of the Acceleration Exchange to the Actual Acceleration SRE ANI (rather than Acceleration SRE Budget ANI) (such recalculated amount, the “Final Acceleration Exchange Value”). An “Upward Acceleration Exchange Adjustment Amount” shall exist to the extent (if any) of the positive difference between the Final Acceleration Exchange Value and the Exchange Value originally calculated and used for the Acceleration Exchange (the “Original Acceleration Exchange Value”); and a “Downward Acceleration Exchange Adjustment Amount” shall exist to the extent (if any) of the positive difference between the Original Acceleration Exchange Value and the Final Acceleration Exchange Value.

(d) No Adjustment. If the Final Acceleration Exchange Value equals the Original Acceleration Exchange Value, SSG shall promptly (and in any event within thirty (30) days of the date of determination of the Final Acceleration Exchange Value) release the Holdback to each Participating Seller in proportion to such Participating Seller’s Participation Percentage.

(e) Upward Acceleration Exchange Adjustment. Upon the delivery of the Acceleration Exchange Adjustment Statement, if an Upward Acceleration Exchange Adjustment Amount exists, SSG shall promptly deliver to each Participating Seller in such Acceleration Exchange (i) such Participating Seller’s Participation Percentage of amounts in the Holdback, (ii) cash equal to the Fractional Unit Payment, and (iii) a number of issued Consideration Units (rounded down to the nearest whole Consideration Unit) equal to (x) such Participating Seller’s Participation Percentage of the Upward Acceleration Exchange Adjustment Amount (net of any Downward Adjustment carried forward pursuant to Section 1.5(c)) divided by (y) the STEP 30-Day VWAP.

(f) Downward Acceleration Exchange Adjustment. Upon the delivery of the Acceleration Exchange Adjustment Statement, if a Downward Acceleration Exchange Adjustment Amount exists, SSG shall (i) retain for SSG’s account from the Holdback an amount equal to the Downward Acceleration Exchange Adjustment Amount (together with all dividends, distributions and other income with respect to the relevant unissued Consideration Units) (the remaining Holdback after such deduction, the “Adjusted Holdback”), and (ii) following the completion of step (i), promptly release the Adjusted Holdback, if any, to each Participating Seller in proportion to such Participating Seller’s Participation Percentage for such Acceleration Exchange, in each case net of any Downward Adjustment for such Participating Seller carried forward pursuant to Section 1.5(c).

(g) Further Adjustment. In the event the Downward Acceleration Exchange Adjustment Amount exceeds the Exchange Value of the Holdback, each Seller shall promptly (and in any event within thirty (30) days) pay SSG an amount in cash equal to (i) such Participating Seller’s Participation Percentage of (ii) (x) the Downward Acceleration Exchange Adjustment Amount less (y) the Exchange Value of the Holdback. Each Seller acknowledges and agrees that, in the event that a Seller does not timely pay SSG any cash amount payable by such Seller to SSG pursuant to this Section 1.6(g), SSG shall have the right to set off such cash amount against any dividends, distributions or other income allocations from SSG or its Affiliates to such Seller or its Affiliates and against any other amounts (including, to the extent permitted by applicable Law, employment compensation and expense reimbursements) otherwise payable by SSG or its Affiliates to such Seller or its Affiliates.

(h) Termination Acceleration Exchange. With respect to any Seller who is terminated (with or without cause), resigns or retires (an “Acceleration Party”), such Seller’s remaining Equity Securities in SRE shall be treated as set forth in Annex C attached hereto.

(i) Change of Control Exchange. If a Change of Control of STEP or SSG shall occur, then the Exchanges provided for herein shall continue as scheduled; provided, that:

(i) the STEP Multiple for all Exchanges occurring on or after the date of the Change of Control shall be the lower of (x) 40 and (y) the STEP Multiple implied by the fair value (as determined in good faith by the Board of Directors of STEP (the “STEP Board”)) of the consideration paid in such Change of Control for each share of STEP Class A Common Stock or unit of SSG, as applicable; provided, however, that this Section 1.6(i)(i) shall be subject to Section 1.8, and the provisions relating to Skipped Exchanges shall apply, if the applicable STEP Multiple as determined in accordance with the foregoing is below 16;

(ii) for the purposes of subsequent calculations of the Exchange Value, the Exchange Value shall be calculated based on the fair value (as determined in good faith by the STEP Board) of the consideration paid in such Change of Control for each share of STEP Class A Common Stock or unit of SSG, as applicable; and

(iii) the Exchange Value to be delivered to each Participating Seller for Exchanges occurring on or after the effective date of the Change of Control shall be payable in the kind of securities, cash or other property paid in such Change of Control to other equityholders of STEP or SSG (such securities, cash or other property, the “Reference Property” and the amount and kind of Reference Property that a holder of one Consideration Unit would be entitled to receive, a “Reference Property Unit”); provided, that, (x) if the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of equityholder election, then the composition of the Reference Property Unit shall be deemed to be the weighted average of the types and amounts actually received by the other equityholders of STEP or SSG in the Change of Control transaction, and (y) if the Reference Property consists of equity securities that are not Publicly Traded Securities, STEP and SSG shall use commercially reasonable efforts, acting in good faith, to structure the Change of Control transaction to avoid a disproportionate and materially adverse effect on the Sellers relative to the other equityholders of STEP or SSG party to such Change of Control transaction.

1.7 Adjustment for Reclassification. If the number of outstanding Equity Securities of STEP, SSG or SRE have been changed into a different number of units or a different class (including by reason of any reclassification, unit split (including a reverse unit split), recapitalization, split-up, combination, exchange of units, readjustment or other similar transaction), or if a unit dividend or unit distribution thereon is declared, the relevant provisions of this Agreement shall be equitably adjusted to reflect such change so as to provide SSG and Sellers the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.7 shall be deemed to permit or authorize SRE to effect any such change that it is not authorized or permitted to undertake.

1.8 Limitations on Exchanges.

(a) Notwithstanding the other provisions of this Article I, none of the Sellers shall be obligated to effect any Exchange if the STEP Multiple with respect to such Exchange is below 16 (such Exchange, a “Skipped Exchange”).

(b) Notwithstanding the provisions of this Article I, neither STEP nor SSG shall be obligated to effect any Exchange if, after giving effect to such Exchange, STEP and/or SSG would have issued, pursuant to the terms of this Agreement and/or the Other Transaction Agreements, more than an aggregate of 75 million Consideration Units and/or Consideration Securities (as such term is defined in each Other Transaction Agreement) (the “Aggregate Equity Limit”). To the extent an Exchange would otherwise result in the issuance of Consideration Units in excess of the Aggregate Equity Limit, STEP or SSG may, at its option and in its sole discretion, (i) increase the Cash Election Percentage for such Exchange (notwithstanding the cap set forth in Section 1.3) so as to complete such Exchange without exceeding the Aggregate Equity Limit, or (ii) increase the Aggregate Equity Limit; provided, that, upon the request of the Asset Class Head, STEP and/or SSG shall consider in good faith using its commercially reasonable efforts to effectuate the foregoing clause (ii) (and failing that, the foregoing clause (i)).

(c) For the avoidance of doubt, no Closing shall occur with respect to a Skipped Exchange and Sellers shall not be required to sell, convey or deliver Equity Securities of SRE in connection with such Skipped Exchange.

(d) In the event of a Skipped Exchange, the Exchanged Units that would otherwise have been subject to such Exchange (i) shall be subject to the next annual Exchange for which the STEP Multiple is equal to or greater than 16 or the Aggregate Equity Limit has not been exceeded, as applicable, (ii) the Exchange Value for such Exchanged Units shall be calculated using the actual Adjusted Net Income of SRE (rather than SRE Budget ANI) for the fiscal year that was the subject of the Skipped Exchange and (iii) no true-up pursuant to Section 1.5 shall be made with respect to such Exchanged Units.

ARTICLE II

CONDITIONS TO EACH CLOSING

2.1 Conditions to All Parties’ Obligations to Close. The obligations of SSG and STEP, on the one hand, and of the Sellers, on the other hand, to complete any Closing contemplated by this Agreement are subject to the fulfillment at or prior to such Closing of each of the following conditions (any or all of which may be waived in whole or in part with respect to the Sellers by the Asset Class Head):

(a) Required Regulatory Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required from, any Governmental Authorities set forth in Annex B attached hereto, with respect to this Agreement, the Transactions, and the relevant Exchange (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(b) Stockholders Approval. The STEP Stockholder Approval shall have been obtained and shall be in full force and effect.

(c) Nasdaq Approval. The Nasdaq Approval shall have been obtained and shall be in full force and effect.

(d) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions or the relevant Closing shall be in effect.

(e) Completion of the Reclassification Transaction. The Reclassification Transaction shall have been completed.

2.2 Conditions to the Sellers’ Obligations. The obligations of the Sellers to complete each Closing contemplated by this Agreement are subject to the fulfillment at or prior to such Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Asset Class Head):

(a) Representations and Warranties. The representations and warranties regarding SSG and STEP in Section 4.4 shall be true and correct in all material respects on and as of the date hereof and on and as of each applicable Effective Time as though such representations and warranties were made on and as of such Effective Time, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, and the other representations and warranties regarding SSG and STEP in Article IV of this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of each applicable Effective Time as though such representations and warranties were made on and as of such Effective Time, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except, in each case, where the failure of such representations and warranties to be true and correct has not, or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SSG’s and STEP’s ability to consummate the Transactions.

(b) Deliverables. The following documents shall have been delivered to each Seller:

(i) the Exchange Agreement duly executed by SSG and STEP; provided, that, no such agreement needs to be delivered if SSG and STEP have already delivered such agreement at a prior Closing and such agreement remains in full force and effect; and

(ii) the Registration Rights Agreement duly executed by STEP and the parties necessary for such agreement (as contemplated to be amended pursuant to this Agreement) to be effective (except for the Sellers); provided, that, no such agreement needs to be delivered if STEP has already delivered such agreement at a prior Closing and such agreement remains in full force and effect.

(c) SSG and STEP shall have delivered a certificate to each Seller to the effect set forth in Section 2.2(a), signed by a duly authorized officer of each of SSG and STEP.

2.3 Conditions to SSG’s and STEP’s Obligations. The obligations of SSG and STEP to complete each Closing contemplated by this Agreement are subject to the fulfillment at or prior to such Closing of each of the following conditions (any or all of which may be waived in whole or in part by SSG and STEP):

(a) Representations and Warranties. The representations and warranties regarding each Seller in Article III of this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of each applicable Effective Time as though such representations and warranties were made on and as of such Effective Time, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.

(b) Deliverables. Each Seller shall have delivered to SSG and STEP each of the following documents:

(i) an Assignment of Interest (the “Assignment of Interest”) in a form to be agreed between SSG and the Asset Class Head, setting forth the amount of Exchanged Units to be exchanged pursuant to the terms of this Agreement, duly executed by or on behalf of such Seller;

(ii) a spousal consent (to the extent applicable) in a form to be agreed between SSG and the Asset Class Head, duly executed by such Seller’s spouse; provided, that, no such spousal consent needs to be delivered if such Seller’s spouse has already delivered such spousal consent at a prior Closing and such spousal consent remains in full force and effect;

(iii) a properly executed applicable IRS Form W-8 or W-9, as applicable, from such Seller;

(iv) a properly executed certificate under Treasury Regulation 1.1446(f)-2(b) or 1.1445(f)-2(c) from such Seller, if applicable;

(v) the amended and restated SSG LPA duly executed by or on behalf of such Seller; provided, that, no such documentation needs to be delivered if such Seller has already delivered such documentation at a prior Closing and such documentation remains in full force and effect;

(vi) the amended and restated SRE Limited Partnership Agreement and the amended and restated SRE GP Limited Liability Company Agreement, in each case duly executed by or on behalf of such Seller; provided, that, no such documentation needs to be delivered if such Seller has already delivered such documentation at a prior Closing and such documentation remains in full force and effect;

(vii) an Exchange Agreement duly executed by or on behalf of such Seller; provided, that, no such agreement needs to be delivered if such Seller has already delivered such agreement at a prior Closing and such documentation remains in full force and effect;

(viii) a Registration Rights Agreement duly executed by or on behalf of such Seller; provided, that, no such agreement needs to be delivered if such Seller has already delivered such agreement at a prior Closing and such documentation remains in full force and effect; and

(ix) a joinder to the Tax Receivable Agreement duly executed by or on behalf of such Seller; provided, that, no such agreement needs to be delivered if such Seller has already delivered such agreement at a prior Closing and such documentation remains in full force and effect.

(c) Each Seller shall have delivered SSG and STEP a duly executed, witnessed, accepted by the principal and notarized (in each case, to the extent required) Power of Attorney in compliance with either the New York General Obligations Law, or applicable local Laws governing the enforceability of such Power of Attorney that would render such Power of Attorney enforceable in New York as reasonably determined by SSG in good faith.

(d) Each Seller shall have delivered a certificate to SSG and STEP to the effect set forth in Section 2.3(a), duly signed by or on behalf of such Seller.

2.4 Withholding. SSG shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement or pursuant to any Person’s ownership of equity of SSG or an Affiliate such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, including any withholding under Section 1446(f) and 1446(a) of the Code. SSG shall use commercially reasonable efforts to cooperate with each Seller to reduce or eliminate any such withholding requirement with respect to consideration payable to such Seller. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by SSG, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby severally but not jointly represents and warrants to SSG as follows:

3.1 Organization; Good Standing; Power. Such Seller, if not an individual, has been duly organized and is validly existing and in good standing under the Laws of its respective jurisdictions of organization. Such Seller has all requisite power and authority or legal capacity (as applicable) to enter into this Agreement, the Power of Attorney and any other documents to be entered into by such Seller in connection with the Transactions and to consummate the transactions contemplated hereby and thereby.

3.2 Required Consents; Authority. All consents, approvals, authorizations and orders necessary for the execution and delivery by such Seller of this Agreement and the Power of Attorney, and for the sale and delivery of the Exchanged Units to be sold by such Seller hereunder, including any such consent or approval of such Seller’s current or prior spouse, have been obtained (except for anything set forth in Section 2.1); and such Seller has full right, power and authority to enter into this Agreement and the Power of Attorney and to sell, assign, transfer and deliver the Exchanged Units to be sold by such Seller hereunder; this Agreement and the Power of Attorney have each been duly authorized, executed and delivered by such Seller.

3.3 No Conflicts. The execution, delivery and performance by such Seller of this Agreement and the Power of Attorney, the sale of the Exchanged Units to be sold by such Seller and the consummation by such Seller of the transactions contemplated herein or therein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of such Seller pursuant to, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Seller is a party or by which such Seller is bound or to which any of the property, right or asset of such Seller is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of such Seller if such Seller is not an individual, or (iii) result in the violation of any Law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency.

3.4 Title to the Exchanged Units. Such Seller has good and valid title to the Exchanged Units to be sold by such Seller hereunder, free and clear of all liens, encumbrances, equities or adverse claims; and, upon delivery of the Assignment of Interest in respect of such Exchanged Units and payment therefor pursuant hereto, good and valid title to such Exchanged Units, free and clear of all liens, encumbrances, equities or adverse claims, will pass to SSG.

3.5 Litigation. There are no Proceedings pending, or to such Seller’s knowledge, threatened against such Seller, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party with respect to execution of this Agreement and the other documents in connection with the Transactions to which such Seller is a party or consummation by such Seller of the transactions contemplated hereby or thereby.

3.6 No Unlawful Payment; Compliance with Anti-Money Laundering Laws; Compliance with Sanction Laws.

(a) Neither such Seller, nor, to the extent such Seller is not an individual, any of its subsidiaries, Affiliates, directors, officers, employees, nor, to the knowledge of Seller, any agents or other Persons associated with or acting on behalf of such Seller or any of its subsidiaries has (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption Law, or (ii) otherwise made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or unlawful benefit.

(b) Such Seller has been in compliance with, and to the extent if such Seller is not an individual, the operations of such Seller and its subsidiaries are and have been conducted at all times in compliance with any applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving such Seller or, to the extent such Seller is not an individual, any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of such Seller, threatened.

(c) Neither such Seller, nor, to the extent such Seller is not an individual, any of its subsidiaries, Affiliates, directors, officers, employees, nor, to the knowledge of Seller, any agents or other Persons associated with or acting on behalf of such Person is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is such Seller, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic (each, a “Sanctioned Country”); and such Seller will not directly or indirectly use the proceeds of the transactions hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five (5) years, such Seller, and to the extent such Seller is not an individual, its subsidiaries have not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

3.7 Investment Representations and Warranties. Such Seller understands and agrees that the offering, sale and issuance of the Consideration Units and, to the extent such Consideration Units are exchanged for STEP Class A Common Stock, such shares of STEP Class A Common Stock (collectively with the Consideration Units, the “Offered Securities”) have not been and will not be registered under the Securities Act or any applicable state securities Laws, in each case except as contemplated by the Exchange Agreement and the Registration Rights Agreement, and such offer, sale and issuance are being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent of the Seller and the accuracy of the Seller’s representations, warranties, agreements, acknowledgements and understandings as expressed in this Agreement.

3.8 Acquisition for Own Account. Such Seller is acquiring the Offered Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act or any applicable state securities Laws. The Seller is not party to any agreement providing for or contemplating the distribution of any of the Offered Securities, other than this Agreement, the Exchange Agreement and the Registration Rights Agreement.

3.9 Ability to Protect Its Own Interests and Bear Economic Risks. Such Seller, by reason of the business and financial experience of such Seller or its representatives, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of the investment in the Offered Securities. Such Seller is able to bear the economic risk of an investment in the Offered Securities and is able to sustain a loss of all of its investment in the Offered Securities without economic hardship, if such a loss should occur.

3.10 Accredited Investor; No Bad Actor. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act. The Seller has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

3.11 No Governmental Review. Such Seller understands that no U.S. federal or state agency or any U.S. or non-U.S. Governmental Authority has passed on or made any recommendation or endorsement of the Offered Securities or the fairness or suitability of the investment in the Offered Securities nor have such authorities passed upon or endorsed the merits of the offering of the Offered Securities.

3.12 Access to Information. Such Seller has access to documents, records and other information about SSG and STEP, and has been given an opportunity to ask questions of, and receive answers from, the officers, employees, agents, accountants, and representatives of SSG and STEP concerning their business, operations, financial condition, assets, liabilities and other matters relevant to an investment in the Offered Securities.

3.13 No Public Market. Such Seller understands that no public market now exists for the Consideration Units, and both SSG and STEP intend to prevent a public market to exist for the Consideration Units, except to the extent that the Consideration Units are exchanged for STEP Class A Common Stock pursuant to the terms of the Exchange Agreement.

3.14 Advisors. Such Seller has had the opportunity to review with its own tax, financial and legal advisors regarding the consequences of an investment in the Offered Securities, including the tax consequences thereof, and of the transactions contemplated by this Agreement. Such Seller is relying solely on its own determination as to the consequences of such investment and transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SSG

Each of STEP and SSG represents and warrants to the Sellers as follows:

4.1 Organization; Good Standing; Power. Each of STEP and SSG has been duly organized and is validly existing and in good standing under the Laws of its respective jurisdictions of organization. Each of STEP and SSG has all requisite power and authority to enter into this Agreement, the Exchange Agreement and Registration Rights Agreement and any other documents to be entered into by STEP or SSG in connection with the Transactions.

4.2 Required Consents; Authority. All consents, approvals, authorizations and orders necessary for the execution and delivery by STEP and SSG of this Agreement, the Exchange Agreement, the Registration Rights Agreement (except for consent by the majority parties as set forth in the Existing Registration Rights Agreement) and any other documents to be entered into by STEP or SSG in connection with the Transactions, including the delivery of the Consideration Units and the Cash Consideration Amount by SSG hereunder, have been obtained (except for anything set forth in Section 2.1) except where the failure, individually or in the aggregate, would not reasonably be expected to impair SSG’s and STEP’s ability to consummate the transactions contemplated hereby and thereby; and SSG has full right, power and authority to enter into this Agreement, the Exchange Agreement and the Registration Rights Agreement and to sell, assign, transfer and deliver the Consideration Units to be exchanged by SSG hereunder. This Agreement has been duly authorized, executed and delivered by each of STEP and SSG and the Exchange Agreement, Registration Rights Agreement and the other documents to be entered into by STEP or SSG in connection with the Transactions have been duly authorized by each of STEP and SSG. At a meeting duly called and held, the STEP Board has (i) determined that this Agreement, the Exchange Agreement, the Registration Rights Agreement and any other documents to be entered into by STEP or SSG in connection with the Transactions are fair to and in the best interests of STEP’s stockholders, (ii) approved, adopted and declared advisable this Agreement, the Exchange Agreement, the Registration Rights Agreement, any other documents to be entered into by STEP or SSG in connection with the Transactions, (iii) resolved to recommend the approval of the Transactions by the stockholders of STEP (such recommendation, the “STEP Board Recommendation”) and (iv) directed that the approval of the Transactions be submitted to a vote of STEP’s stockholders, each of which resolutions has not been rescinded, modified or withdrawn as of the date of this Agreement. The affirmative vote (in person or by proxy) of the holders of a majority of STEP’s shares of common stock, voting together as a single class, that are present at a meeting where holders of a majority of the voting power of the stock outstanding and entitled to vote are present, is the only vote of the holders of any class or series of capital stock of STEP necessary to obtain the STEP Stockholder Approval and Nasdaq Approval. STEP has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of STEP (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of STEP for such purposes that result from the transactions contemplated by this Agreement and the Exchange Agreement, by each director or officer of STEP (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to STEP upon the registration of any class of equity security of STEP pursuant to Section 12 of the Exchange Act.

4.3 No Conflicts. The execution, delivery and performance by each of STEP and SSG of this Agreement, the Exchange Agreement, the Registration Rights Agreement and the other documents to be entered into by STEP or SSG in connection with the Transactions, including the sale of the Consideration Units to be sold by SSG and the consummation by each of STEP and SSG of the transactions contemplated by hereby and thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property, right or asset of STEP or SSG pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which STEP or SSG is a party or by which STEP or SSG is bound or to which any of the property, right or asset of STEP or SSG is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of STEP or SSG, or (iii) result in the violation of any Law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency, except in the case of clauses (i) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of STEP, SSG and their respective subsidiaries, taken as a whole.

4.4 Title to Consideration Units. The Consideration Units, when delivered on a Closing Date pursuant to an Exchange, shall be duly authorized and validly issued. Following the delivery of the Consideration Units pursuant to Section 1.1(b), the Sellers shall acquire good and valid title to the applicable portions of the Consideration Units, free and clear of any liens, encumbrances, equities or adverse claims other than any liens, encumbrances, equities or adverse claims to which the Consideration Units are subject under applicable securities Laws, under the SSG LPA, the Exchange Agreement (as applicable), the Registration Rights Agreement (as applicable) or any other similar governance agreements regarding such Consideration Units, or created by the Sellers.

4.5 Litigation. There are no Proceedings pending, or to SSG’s and STEP’s knowledge, threatened against SSG or STEP, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party with respect to execution of this Agreement and the other documents in connection with the Transactions to which SSG or STEP is a party or consummation by SSG or STEP of the transactions contemplated hereby or thereby.

4.6 Rule 506 Matters. Each of SSG and STEP represents and warrants that none of SSG and STEP and, to the knowledge of SSG and STEP, no Person listed in the first paragraph of Rule 506(d)(1) of the Securities Act, has taken any of the actions set forth in, or is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

4.7 No Unlawful Payment; Compliance with Anti-Money Laundering Laws; Compliance with Sanction Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of STEP, SSG and their respective subsidiaries, taken as a whole, none of SSG, STEP or any of their respective subsidiaries, Affiliates (other than SRE and its subsidiaries), directors, officers, employees, nor, to the knowledge of SSG and STEP, any agents or other Persons associated with or acting on behalf of SSG or STEP has (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption Law, or (ii) otherwise made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or unlawful benefit.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of STEP, SSG and their respective subsidiaries, taken as a whole, each of SSG and STEP has been in compliance with, and the operations of such Person and its subsidiaries (other than SRE and its subsidiaries) are and have been conducted at all times in compliance with, any applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving such Person or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of such Person, threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of STEP, SSG and their respective subsidiaries, taken as a whole, none of SSG, STEP and any of their respective subsidiaries, Affiliates (other than SRE and its subsidiaries), directors, officers, employees, nor, to the knowledge of SSG and STEP, any agents or other Persons associated with or acting on behalf of SSG or STEP is currently the subject or the target of any Sanctions, nor is SSG, STEP or any of their respective subsidiaries located, organized or resident in a Sanctioned Country; and neither SSG nor STEP will directly or indirectly use the proceeds of the transactions hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of STEP, SSG and their respective subsidiaries, taken as a whole, for the past five (5) years, SSG and STEP and their respective subsidiaries (other than SRE and its subsidiaries) have not knowingly engaged in, are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

ARTICLE V

CONSENT TO GOVERNANCE CHANGES

5.1 Consent to Governance Updates. Each Seller hereby (i) gives its consent to the amendment of the governance documents of SRE and SRE GP (including without limitation, the SRE Limited Partnership Agreement and the SRE GP Limited Liability Company Agreement) to reflect the governance changes agreed between SSG and the Asset Class Head concurrent with or contingent upon the Closing of the first Exchange, and (ii) agrees to do or cause to be done all such further acts and things, including giving any further consents, to effectuate and document any amendment of the governance documents of SRE and SRE GP (including without limitation, the SRE Limited Partnership Agreement and the SRE GP Limited Liability Company Agreement) to reflect such governance changes.

ARTICLE VI

SECURITIES LAWS COMPLIANCE COVENANTS

6.1 Restricted Securities. Each Seller understands that the Offered Securities will be characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired pursuant to an exemption from registration under the Securities Act and, accordingly, such securities may be resold only pursuant to an exemption from registration under the Securities Act or pursuant to a registration under the Securities Act. Each Seller understands that neither SSG nor STEP is under any obligation to register the Offered Securities, except as shall be provided for in the Registration Rights Agreement. It is understood that the certificates evidencing the Offered Securities may bear a private placement legend substantially in the form set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

ARTICLE VII

OTHER COVENANTS OF THE PARTIES

7.1 Reclassification Transaction; SSG LPA. The Parties hereto shall cooperate in good faith and use reasonable best efforts to consummate a reclassification of the outstanding Equity Securities of SRE (the “Reclassification Transaction”) to facilitate the transactions contemplated by this Agreement as promptly as possible (and in any event prior to the Closing of the first Exchange) and use reasonable best efforts to obtain all necessary consents, approvals and authorizations of all third Persons in connection with the Reclassification Transaction. The Parties hereto shall cooperate in good faith and use reasonable best efforts to amend and restate the SSG LPA to, among other things, facilitate the issuance of the SSG Class D Units and use reasonable best efforts to obtain all necessary consents, approvals and authorizations of all third Persons in connection therewith.

7.2 Required Regulatory Approvals; Efforts.

(a) STEP and SSG shall use their commercially reasonable efforts to obtain or cause to be obtained all Required Regulatory Approvals (including the HSR Approval) and any other licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement. The parties hereto shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall STEP, SSG or any of their respective Affiliates be obligated to (i) undertake or commit or agree to undertake, by consent decree, hold separate order or otherwise the sale, lease, license, divestiture or disposition of any asset of STEP, SSG or any of their respective Affiliates (including the Exchanged Units after giving effect to the Transactions), or (ii) offer, accept, agree, commit to, or consent to, any material undertaking, term, condition, liability obligation, commitment or other measure.

(b) STEP shall set a record date for, duly give notice of, convene and hold a meeting of the stockholders of STEP to obtain any stockholder approval required under STEP’s governance documents or any applicable Law in favor of the adoption of this Agreement, the Exchange Agreement, the Transactions, the relevant Exchanges, and the issuance of STEP Class A Common Stock contemplated hereunder or pursuant to the Exchange Agreement (the “STEP Stockholder Approval”) as soon as practicable after the date hereof. STEP shall include the STEP Board Recommendation in the proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) by STEP and shall solicit, and use commercially reasonable efforts to obtain from STEP’s stockholders, the STEP Stockholder Approval at such meeting. STEP shall use commercially reasonable efforts to file a preliminary proxy statement relating to the STEP Stockholder Approval with the SEC as soon as practicable following the date hereof, and as promptly as practicable after the date on which STEP learns that such proxy statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the STEP Stockholder Approval, file a definitive proxy statement with respect to the STEP Stockholder Approval and disseminate such proxy statement in accordance with applicable law.

(c) STEP shall use commercially reasonable efforts to obtain any required approval from the Nasdaq Stock Market with respect to this Agreement, the Transactions and the relevant Exchanges (the “Nasdaq Approval”).

(d) In fulfilling SSG’s and STEP’s obligations pursuant to this Section 7.2, the Asset Class Head and each Seller shall cooperate in good faith with SSG and STEP to (A) prepare and make or file any Required Regulatory Approvals, (B) effect all necessary filings, applications, registrations, consents and authorizations and execute all agreements and documents, (C) use reasonable best efforts to obtain the transfer or reissuance to SSG or STEP of, and participate in discussion with respect to, all necessary permits, consents, approvals and authorizations of all Governmental Authorities, (D) if necessary, execute a common interest agreement, and (E) use reasonable best efforts to obtain all necessary consents, approvals and authorizations of all third Persons, in the case of each of the foregoing clauses (A), (B), (C), (D), and (E) necessary to consummate the Transactions. Each Party hereto shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information in connection with any Required Regulatory Filings or from any Governmental Authority in connection with the Transactions.

(e) STEP shall use commercially reasonable efforts to cause the parties other than the Sellers necessary for the Registration Rights Agreement (as contemplated to be amended pursuant to this Agreement) to be effective to execute the Registration Rights Agreement before the Closing of the first Exchange.

7.3 Tax Matters.

(a) Intended Tax Treatment. For U.S. federal income and other applicable tax purposes, the Parties shall treat (i) the Reference Date as the closing date for each Exchange for purposes of Tax reporting to the extent permitted under applicable Tax law, (ii) each Exchange (A) as an exchange under Section 721(a) of the Code to the extent SSG Class D Units are received in exchange for SRE equity interests and (B) as a sale under Section 741 of the Code to the extent cash is received in exchange for SRE equity interests or a transaction described in Revenue Ruling 99-6, Situation 1, unless in each case otherwise required by applicable law as determined by SSG in its reasonable discretion. For U.S. federal income and other applicable tax purposes, the Participating Sellers shall be the owners of the Consideration Units included in the Holdback as of the Reference Date of the Acceleration Exchange unless otherwise required by applicable law as determined by SSG in its reasonable discretion.

(b) Closing of the Books. For purposes of determining the income, profit, loss, deduction or any other items allocable to the “partners” of SRE for any tax period of SRE that includes a Reference Date, such items will be determined using the interim closing method under Section 706 of the Code and Treasury Regulations Section 1.706-4, using the “calendar day” convention, effective as of the end of the day of the relevant Reference Date.

(c) Tax Distributions. Notwithstanding anything herein or in the SRE Limited Partnership Agreement to the contrary, SRE shall not be required to make any tax distributions pursuant to Section 4.6 of the SRE Limited Partnership Agreement with respect to any tax liabilities arising from the transactions contemplated herein. For the avoidance of doubt and subject to the preceding sentence, each Seller shall continue to receive tax distributions pursuant to Section 4.6 of the SRE Limited Partnership Agreement with respect to the Exchanged Units at all times prior to the relevant Reference Date for such Exchanged Units. No tax distributions shall be made to any Participating Sellers by SSG, SRE or any of their Affiliates with respect to any Consideration Units included in the Holdback, except as otherwise specified in Section 1.6(b).

(d) Tax Information. Each Seller agrees to furnish to StepStone such tax-related information, documentation, certifications and representations as StepStone or its agents may from time to time reasonably request to comply with any legal, regulatory and tax (including withholding tax) requirements, including FATCA, as well as any informational reporting, disclosure or other similar requirements.

(e) SRE Tax Certificates. To the extent it is able to make the representations contained therein, the SRE GP or SRE shall deliver a certificate to SSG that meets the requirements of Treasury Regulations Section 1.1445-11T(d)(2) at or prior to each Closing.

7.4 Public Announcements. No Seller shall make or issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the Transactions without prior written approval of SSG. Each of STEP and SSG shall be entitled to make any report, press release or public statements with respect to this Agreement or the Transactions.

7.5 Power of Attorney.

(a) Each Seller hereby appoints the Asset Class Head as such Seller’s agent and attorney-in-fact (the “Attorney-in-Fact”) and instructs and authorizes the Attorney-in-Fact, in the name and on behalf of such Seller, to do or cause to be done all the things set forth in the Power of Attorney attached as Annex D hereto (the “Power of Attorney”). For the avoidance of doubt, such instruction and authorization shall be in addition to any instruction and authorization by such Seller pursuant to Section 9.16.

(b) The Asset Class Head and each Seller shall use such Party’s respective best efforts to obtain a fully executed, witnessed, accepted by the principal and notarized (in each case, to the extent required) Power of Attorney in compliance with either the New York General Obligations Law or applicable local Laws governing the enforceability of such Power of Attorney that would render such Power of Attorney enforceable in New York as reasonably determined by SSG in good faith and deliver a duly executed and notarized (if required) copy of such Power of Attorney to SSG and STEP as promptly as possible (and in any event within fifteen (15) days of this Agreement).

7.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement and (ii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the transactions contemplated by this Agreement. In the event of any breaches by any Seller of any terms of this Agreement, such breaches shall not affect the rest of the terms and conditions of this Agreement and all other Parties shall use reasonable best efforts to carry out the Transactions in such manner pursuant to the original intent of the Parties as closely as possible as contemplated by this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned; provided, that, in connection with any such termination by or made with agreement of SSG, SSG shall consult in good faith with the SIRA Asset Class Head and the SPD Asset Class Head prior to the effectiveness of such termination:

(a) at any time, by mutual written agreement of SSG, the Asset Class Head and the Majority Holders; and

(b) if any Closing shall not have occurred on or before the first (1st) anniversary of the Reference Date for an Exchange (other than a Skipped Exchange) (each, an “Applicable Outside Date”), by either SSG or the Majority Holders; provided, however, that SSG or the Majority Holders, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if a breach or failure to perform by the Asset Class Head or any Seller (in the case of termination by the Majority Holders) or SSG (in the case of termination by SSG) of any of its representations, warranties, covenants or obligations contained in this Agreement was the primary cause of, or primarily resulted in, the failure of a condition to consummate such Closing on or before the Applicable Outside Date.

8.2 Procedure and Effect of Termination.

(a) Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Parties to this Agreement. Except as set forth in this Section 8.2, in the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Section 8.2, (i) each Party’s representations and warranties shall survive any such termination of this Agreement for two (2) years and (ii) that the foregoing termination shall not relieve any Seller of any liability, damages or losses resulting from any fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean any deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(b) In the event this Agreement is terminated pursuant to Section 8.2, all filings, applications and other submissions made by any party hereto to any Person, including any Governmental Authority, in connection with the transactions contemplated hereby shall, to the extent practicable and not legally prohibited, be withdrawn from such Person by such party.

ARTICLE IX

MISCELLANEOUS

9.1 Further Assurances. Without limiting and in addition to the other provisions of this Agreement, at the request of a Party, the other Parties shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to give effect to the transactions contemplated hereby.

9.2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and received if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested), or (iii) by E-mail (receipt of which is confirmed, followed by delivery of an original via overnight courier service) to the respective parties at the following addresses:

(a) if to a Seller, at the address and E-mail address set forth opposite such Seller’s name on Schedule C attached hereto, with a copy to the Asset Class Head at the address and E-mail address set forth on the Asset Class Head’s signature page (which shall constitute notice to such Seller including for purposes of Section 9.13);

(b) if to the Asset Class Head, at the address and E-mail address set forth on the Asset Class Head’s signature page;

(c) if to STEP, SSG or SRE, to:

StepStone Group LP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

Attention: Chief Legal Officer

Email: Jennifer.Ishiguro@stepstonegroup.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Edward Sopher; Eric Scarazzo

Email: ESopher@gibsondunn.com; EScarazzo@gibsondunn.com

or to such other Person or address as any party shall specify by notice in writing delivered pursuant to the requirement set forth in this Section 9.2 to the other Party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the fifth (5th) Business Day following the date on which so mailed and (iii) on the date on which the E-mail is confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof. For purposes of determining the date of delivery and receipt, the delivery or receipt of the copy of notices to outside legal counsel shall be irrelevant.

9.3 Annexes, Exhibits and Schedules. Any matter, information or item in any Annexes, Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth herein.

9.4 Amendment, Modification and Waiver. This Agreement or any portion thereof, including any Annexes and Exhibits, may be amended, modified or supplemented by written agreement signed by STEP, SSG and the Asset Class Head; provided, that, to the extent that any such amendment, supplement or modification would materially adversely affect the rights or obligations the Sellers under this Agreement, such amendment, supplement or modification may only be made with the prior written consent of the Majority Holders; provided further, that, to the extent any such amendment, supplement or modification would materially adversely and disproportionately affect the rights or obligations of any particular Seller or category of Sellers under this Agreement as compared to other Sellers generally, such amendment, supplement or modification may only be made with the prior written consent of such Seller or a majority in interest of the Sellers that would be so adversely and disproportionately affected; provided further, that, any such amendment, supplement or modification to the definition of “Engaging in Competitive Behavior” set forth on Annex C attached hereto may only be made with the prior written consent of each Party hereto. Any failure of the Sellers or the Asset Class Head to comply with any term or provision of this Agreement may be waived by SSG or STEP, and any failure of SSG or STEP to comply with any term or provision of this Agreement may be waived by the Asset Class Head (on behalf of himself and the Sellers), at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. Further, neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder. Each Seller agrees that, to the extent all or a portion of this Agreement is amended, modified, supplemented or waived pursuant to the terms of this Section 9.4, such amendment, modification, supplement or waiver shall be binding on such Seller, regardless of whether such Seller provided consent to such amendment, modification, supplement or waiver (except if such consent is expressly required pursuant to this Section 9.4).

9.5 Entire Agreement. This Agreement, and the annexes, exhibits, schedules and other documents referred to herein which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

9.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid. If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law.

9.7 Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of SSG or STEP (in the case of an assignment by the Asset Class Head or a Seller) or the Asset Class Head (in the case of an assignment by SSG or STEP), and any such assignment without such prior written consent shall be null and void; provided, however, that SSG and STEP each may assign in whole or a part of this Agreement to any Affiliate without the prior consent of any other Party to this Agreement; provided further, that no assignment shall limit the assignor’s obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.9 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated pursuant hereto, (i) the fees and expenses associated with the Reclassification Transaction, including without limitation amending the governance documents of SRE or SRE GP (including without limitation, the SRE Limited Partnership Agreement and the SRE GP Limited Liability Company Agreement) in connection with the Reclassification Transaction, shall be borne by SRE, and (ii) the fees and expenses associated with negotiating and consummating the transactions contemplated by this Agreement, the Other Transaction Agreements, the indicative term sheet setting forth the terms of this Agreement and the Other Transaction Agreements, structuring the transactions contemplated hereby and thereby, and amending the governance documents of each of SRE, SIRA and SPD (including without limitation, the SRE Limited Partnership Agreement and the SRE GP Limited Liability Company Agreement) to reflect the governance changes in connection with entering into the transactions contemplated by this Agreement and the Other Transaction Agreements, shall be pooled and shall be borne 50% by SSG, one-sixth by SRE, one-sixth by SIRA, and one-sixth by SPD. Each Party hereto shall pay all other fees and expenses incurred by it or on its behalf in connection with the consummation of the transactions contemplated hereby. For the avoidance of doubt, the amount of the fees and expenses paid or payable by any party pursuant to this Section 9.9 shall be treated as transaction expenses and not reflected in any calculation hereunder of budgeted or actual adjusted net income of any party.

9.10 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may be via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

9.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including any annexes, schedules and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. References in this Agreement to Sections and Section numbers are to Sections and Section numbers of this Agreement unless the context otherwise specifies or requires. The words “party” or “parties” shall refer to parties to this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “dollar” or “$” shall mean U.S. dollars. The word “day” means calendar day unless Business Day is expressly specified. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

9.12 Enforcement of Agreement. Each Party agrees that irreparable damage may occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with the specific terms thereof or otherwise breach such provisions, and that money damages may not be an adequate remedy, even if available. The Parties hereto accordingly agree that, prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, as applicable, in a court determined pursuant to Section 9.13, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

9.13 Forum; Service of Process. Each Party hereto submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any other state or federal court located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.2; provided, however, that nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by Law. Each Party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

9.14 Governing Law. This Agreement shall be governed by the Laws of the State of Delaware, excluding choice of law principles that would require the application of the Laws of a jurisdiction other than the State of Delaware.

9.15 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.16 Asset Class Head.

(a) Appointment. Each of the Sellers agrees that it is desirable to designate Jeffrey Giller as the initial Asset Class Head. The Asset Class Head is hereby named as the representative of the Sellers and as their attorney-in-fact, with full power of substitution to act on behalf of the Sellers to the extent and in the manner set forth in this Agreement and any other documents in connection with the Transactions. All decisions, actions, consents and instructions by the Asset Class Head with respect to this Agreement and any other documents in connection with the Transactions shall be binding upon all of the Sellers, and no such Seller shall have the right to object to, dissent from, protest or otherwise contest the same. STEP and SSG shall be entitled to rely on any decision, action, consent or instruction of the Asset Class Head as being the decision, action, consent or instruction of the Sellers, and STEP and SSG are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. By way of example and not limitation, the Asset Class Head shall be authorized and empowered, as agent of and on behalf of all Sellers to designate the Cash Election Percentage for the Participating Sellers in an Exchange, give and receive notices and communications as provided herein, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims or losses, to waive any breach or default of STEP or SSG of any obligation to be performed by STEP or SSG under this Agreement, to receive service of process on behalf of each Seller in connection with any claims against such Seller arising under or in connection with this Agreement, or any other agreements, instruments, certificates and documents provided for hereby or any of the transactions contemplated hereby or under any other documents in connection with the Transactions, to take all other actions that are either (i) necessary or appropriate in the judgment of the Asset Class Head for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Asset Class Head shall constitute notice to or from the Sellers. Without limiting the generality of the foregoing, STEP and SSG are entitled to rely, without inquiry, upon any document delivered by the Asset Class Head as being genuine and correct and having been duly signed or sent by the Asset Class Head.

(b) Changes to the Asset Class Head. The Person acting as Head of Real Estate of SRE GP on the date of this Agreement shall initially be the Asset Class Head. In the event such Person ceases to be the Head of Real Estate of SRE GP, whether due to death, incapacity, resignation or otherwise, then in each case, (i) such Person shall automatically cease to be the Asset Class Head, and (ii) the individual elected by the Majority Holders shall become the Asset Class Head for all purposes under this Agreement.

(c) Authority. The grant of authority provided for in this Section 9.16 is coupled with an interest, is being granted, in part, as an inducement to STEP and SSG to enter into this Agreement and is in addition to the grant of authority provided in the Power of Attorneys, and (i) shall be irrevocable and survive the dissolution, liquidation or bankruptcy of any party or the death, incompetency, liquidation or bankruptcy of any Seller, shall be binding on any successor thereto and (ii) shall survive the assignment by any Seller of the whole or any portion of his, her or its interest under this Agreement.

(d) Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Asset Class Head pursuant to this Section 9.16. Each Seller agrees that the Asset Class Head shall have no obligation or liability to any Person for any action taken or omitted by her in good faith, and each Seller shall indemnify and hold harmless the Asset Class Head from, and shall pay to the Asset Class Head the amount of, or reimburse the Asset Class Head for, any loss that the Asset Class Head may suffer, sustain or become subject to as a result of any such action or omission by the Asset Class Head under this Agreement. The Asset Class Head may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or her duties hereunder, and, without limiting the foregoing, shall incur no liability in his capacity as the Asset Class Head to the Sellers and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

(e) Any expenses or liabilities incurred by the Asset Class Head in connection with the performance of its duties under this Agreement or any other documents in connection with the Transactions shall not be the personal obligation of the Asset Class Head but shall be payable by the Sellers.

ARTICLE X

DEFINITIONS

“Acceleration Exchange” has the meaning set forth in Section 1.6(a).

“Acceleration Exchange Adjustment Statement” has the meaning set forth in Section 1.6(c).

“Acceleration Party” has the meaning set forth in Section 1.6(h).

“Adjusted Holdback” has the meaning set forth in Section 1.6(f).

“Adjustment Statement” has the meaning set forth in Section 1.5(a).

“Affiliate” means, with reference to a specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, either through the ownership of a majority of such Person’s voting stock, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Aggregate Equity Limit” has the meaning set forth in Section 1.8(a).

“Annual Exchange Schedule” has the meaning set forth in Section 1.1(a).

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including without limitation the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings in the European Union.

“Applicable Outside Date” means has the meaning set forth in Section 8.1(b).

“Asset Class Head” has the meaning set forth in the introductory paragraph of this Agreement.

“Assignment of Interest” has the meaning set forth in Section 2.3(b)(i).

“Attorney-in-fact” has the meaning set forth in Section 7.5.

“blocked person” has the meaning set forth in Section 3.6(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable Law or executive order to close.

“Cash Consideration Amount” has the meaning set forth in Section 1.3.

“Cash Election Notice” has the meaning set forth in Section 1.3.

“Cash Election Percentage” has the meaning set forth in Section 1.3.

“Change of Control” has the meaning given to such term in the SSG LPA.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Recommendation” has the meaning set forth in Section 7.2(b).

“Consideration Units” has the meaning set forth in Section 1.1(b).

“Downward Acceleration Exchange Adjustment Amount” has the meaning set forth in Section 1.6(c).

“Downward Adjustment Amount” has the meaning set forth in Section 1.5(a).

“Effective Time” has the meaning set forth in Section 1.2(a).

“Equity Percentage” means, with respect to certain Exchanged Units, a percentage representing (a) such Exchanged Units divided by (b) the total number of issued and outstanding Equity Securities of SRE.

“Equity Securities” means, with respect to any Person, any and all partnership interests, capital stock, options or other equity securities in such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“Exchange” has the meaning set forth in the recitals of this Agreement.

“Exchange Agreement” means an exchange agreement in substantially in the form attached hereto as Exhibit B.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchanged Units” has the meaning set forth in Section 1.1(a).

“Existing Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of September 20, 2021, by and among STEP and the other Persons party thereto.

“Final Acceleration Exchange Value” has the meaning set forth in Section 1.6(c).

“Final Exchange Value” has the meaning set forth in Section 1.5(a).

“Fractional Unit Payment” has the meaning set forth in Section 1.1(d).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approval” means any consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“GP Board” means the Board of Directors of SRE GP.

“HMT” has the meaning set forth in Section 3.6(c).

“Holdback” has the meaning set forth in Section 1.6(b).

“HSR Act” means the U.S. Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Approval” means the expiration or termination of any applicable waiting periods under the HSR Act or the execution of any consent agreement or other arrangement with any Governmental Authority that resolves concerns or objections under the Antitrust Laws with respect to the Transactions or any relevant Exchange.

“Individual Exchange Value” means, with respect to any Participating Seller in an Exchange, an amount as determined pursuant to Sections 1.5(b) and 1.5(c).

“Initial Reference Date” has the meaning set forth in the recitals of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any United States federal, state, local, municipal or non-United States statute, law, decree, Order, executive order, ordinance, rule, regulation, code, judgement, injunction and any common law.

“Majority Holders” means, as of the time of determination, persons owning a majority of the Equity Securities of SRE held by all parties to this Agreement (other than SSG and STEP).

“Nasdaq Approval” has the meaning set forth in Section 7.2(c).

“OFAC” has the meaning set forth in Section 3.6(c).

“Offered Securities” has the meaning set forth in Section 3.7.

“Order” means any final award, judgment, injunction, or verdict entered, issued, made or rendered by any Governmental Authority.

“Original Exchange” has the meaning set forth in Section 1.5(b).

“Original Exchange Value” has the meaning set forth in Section 1.5(a).

“Other Transaction Agreements” mean the SIRA Transaction Agreement and the SPD Transaction Agreement.

“Participation Percentage” has the meaning set forth in Section 1.2(a).

“Participating Seller” has the meaning set forth in Section 1.2(a).

“Party” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Publicly Traded Securities” means (i) stock or other shares of capital, debt instruments or other interests which are traded on a U.S. national securities exchange and are not subject to any restrictions on transfer under the Securities Act or other applicable U.S. federal or state securities laws or any contractual restrictions on sale or transfer, (ii) income interests or capital interests in a partnership, limited liability company or other entity that are convertible or exchangeable into such securities described in clause (i) in full without any limitation on amount or timing, and (iii) other types of securities that are convertible or exchangeable into such securities described in clauses (i) or (ii) in full without any limitation on amount or timing.

“Proceedings” means actions, litigation, suits, charge, complaint, subpoena, grievance, order, demand, audit, investigation, claims and legal, administrative, arbitration or mediation or similar proceedings (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Power of Attorney” has the meaning set forth in Section 7.5.

“Presumptive Share” means, with respect to any Seller and any Exchange, the proportion obtained by dividing (i) the number of Equity Securities of SRE held by such Seller by (ii) the total number of Equity Securities of SRE held by all Sellers, determined in each case as of the Reference Date of such Exchange.

“Reclassification Transaction” has the meaning set forth in Section 7.1.

“Reduced Baseline Value” means, with respect to any Participating Seller in an Exchange, the Baseline Exchange Value (as defined in Annex A) to be delivered to such Participating Seller in such Exchange, net of any Downward Adjustment for such Participating Seller carried forward pursuant to clause (ii)(y) of the first sentence of Section 1.5(c) and clause (2) of the second sentence of Section 1.5(c).

“Reference Date” has the meaning set forth in the recitals of this Agreement.

“Reference Property” has the meaning set forth in Section 1.6(i)(iii).

“Reference Property Unit” has the meaning set forth in Section 1.6(i)(iii).

“Registration Rights Agreement” means a registration rights agreement substantially in the form attached hereto as Exhibit B.

“Required Regulatory Approvals” has the meaning set forth in Section 2.1(a).

“Sanctioned Country” has the meaning set forth in Section 3.6(c).

“Sanctions” has the meaning set forth in Section 3.6(c).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Exchange Schedule” has the meaning set forth in Section 1.1(a).

“SIRA” has the meaning set forth in the recitals of this Agreement.

“SIRA Asset Class Head” has the meaning set forth in the recitals of this Agreement.

“Skipped Exchange” has the meaning set forth in Section 1.8(c).

“SPD” has the meaning set forth in the recitals of this Agreement.

“SPD Asset Class Head” has the meaning set forth in the recitals of this Agreement.

“specially designated national” has the meaning set forth in Section 3.6(c).

“SRE” has the meaning set forth in the introductory paragraph of this Agreement.

“SRE GP” means StepStone Group Real Estate Holdings LLC, a Delaware limited liability company, which serves as the general partner of SRE.

“SRE GP Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Agreement of SRE GP, dated as of October 1, 2019.

“SRE Limited Partnership Agreement” means the Fifth Amended and Restated Limited Partnership Agreement of SRE, dated as of January 1, 2024, and as applicable any amendment or replacement thereof from time to time.

“SSG” has the meaning set forth in the introductory paragraph of this Agreement.

“SSG Class D Units” means a newly created class of equity units of SSG to be designated Class D Units, having terms and rights substantially similar to the terms and rights applicable to the Class C Units of SSG.

“SSG LPA” means Ninth Amended and Restated Limited Partnership Agreement of StepStone Group LP, dated September 20, 2021, as the same may be further amended or restated from time to time in accordance with the terms thereof.

“STEP” has the meaning set forth in the introductory paragraph of this Agreement.

“STEP Audited Financials” has the meaning set forth in Section 1.2(a).

“STEP Board” has the meaning set forth in Section 1.6(i).

“STEP Class A Common Stock” means the Class A Common Stock of STEP, par value $0.001 per share (or any successor security of STEP).

“STEP Stockholder Approval” has the meaning set forth in Section 7.2(b)

“StepStone” has the meaning set forth in the introductory paragraph of this Agreement.

“STEP 30-Day VWAP” means, as of any date, the arithmetic average (rounded to the nearest second decimal place) of the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “STEP <equity> AQR” (or its equivalent successor if such page is not available) or any successor security thereto, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, on the trading market on which STEP Class A Common Stock is primarily listed on and quoted for trading as reported by Bloomberg L.P. (or its successor) or, if not available, by Dow Jones & Company Inc. (or its successor), or if neither is available, by another authoritative source, for each of the thirty (30) consecutive Trading Days ending on and including the fifteenth (15th) Trading Day after the Reference Date.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax receivable, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person (other than any commercial agreement entered into in the ordinary course of business and the primary focus of which is not Tax).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement (Exchanges), dated as of September 18, 2020, by and among STEP, SSG, and each of the other persons and entities parties thereto.

“Termination Acceleration Exchange” has the meaning set forth in Annex C this Agreement.

“Trading Day” means a day on which (i) trading in the STEP Class A Common Stock (or other security for which a closing sale price must be determined) generally occurs on Nasdaq or, if the STEP Class A Common Stock (or such other security) is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which the STEP Class A Common Stock (or such other security) is then listed or, if the STEP Class A Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the STEP Class A Common Stock (or such other security) is then traded and (ii) a last reported sale price for the STEP Class A Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided, that, if the STEP Class A Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

“Transaction” has the meaning set forth in the recitals of this Agreement.

“Transfer”, including correlative terms, means, with respect to any Seller, any sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, of any or all of such Seller’s shares of STEP Class A Common Stock (or other economic interest in STEP), whether for value or no value and whether directly or indirectly, voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

“UNSC” has the meaning set forth in Section 3.6(c).

“Upward Adjustment Amount” has the meaning set forth in Section 1.5(a).

“Upward Acceleration Exchange Adjustment Amount” has the meaning set forth in Section 1.6(c).

“willful and material breach” means has the meaning set forth in Section 8.2(a).

* * * * *

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STEP:

STEPSTONE GROUP INC.

By:	/s/ Scott Hart
Name:	Scott Hart
Title:	Partner and Chief Executive Officer

[Signature Page to Transaction Agreement]

SSG:

STEPSTONE GROUP LP

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Scott Hart
Name: Scott Hart
Title: Partner and Chief Executive Officer

[Signature Page to Transaction Agreement]

SRE:

STEPSTONE GROUP REAL ESTATE LP

By: SSG Real Estate Holdings LLC, its general partner

By:	/s/ Jeffrey Giller
Name: Jeffrey Giller
Title: Partner, Head of Real Estate

[Signature Page to Transaction Agreement]

ASSET CLASS HEAD:

JEFFREY GILLER

/s/ Jeffrey Giller

[Signature Page to Transaction Agreement]

SELLERS:

JEFFREY GILLER, ACTING AS ATTORNEY-IN-FACT FOR EACH OF THE SELLERS LISTED ON SCHEDULE C

/s/ Jeffrey Giller

[Signature Page to Transaction Agreement]

ANNEX A

Calculation of Exchange Value

General Definitions

“Adjusted Net Income” means adjusted net income, as such term is defined in STEP’s non-GAAP measures as filed with the SEC from time to time or, if no such definition exists in STEP public filings, then such metric as defined in good faith by the STEP Board.

“Adjusted Shares Outstanding” means a number of adjusted shares, calculated as of the Reference Date and not as a weighted-average over time, using the methodology used to calculate Adjusted Weighted-Average Shares in STEP’s non-GAAP measures as filed with the SEC from time to time or, if no such calculation of Adjusted Weighted-Average Shares exists in STEP public filings, then such metric as defined in good faith by the STEP Board.

“Applicable SRE Multiple” means, with respect to an Exchange, a number calculated as of the Reference Date for such Exchange and equal to the STEP Multiple multiplied by (a) 65%, if the STEP Multiple equals 40, (b) 89%, if the STEP Multiple equals 16, and (c) a percentage ratably based on (a) and (b), if the STEP Multiple is greater than 16 and less than 40.

“Baseline Exchange Value” means an amount equal to (a) the Exchange Value, multiplied by (b) the Participation Percentage.

“Calculated SRE Value” means (a) with respect to an Exchange that is not an Acceleration Exchange, (i) the SRE Budget ANI as of the Reference Date for such Exchange, multiplied by (ii) the Applicable SRE Multiple for such Exchange, and (b) with respect to an Acceleration Exchange, (i) the Acceleration SRE Budget ANI as of the Reference Date for the Acceleration Exchange, multiplied by (ii) the Applicable SRE Multiple for such Exchange.

“Exchange Value” for an Exchange means an amount equal to (a) the Calculated SRE Value, multiplied by (b) the aggregate Equity Percentage represented by all Exchanged Units in such Exchange.

“Forward ANI Multiple” means, with respect to an Exchange, the ratio of (a) the STEP 30-Day VWAP, multiplied by (b) the total number of Adjusted Shares Outstanding on the Reference Date of such Exchange (for the avoidance of doubt, excluding any Consideration Units to be issued as of such date), divided by (c) (i) with respect to an Exchange that is not an Acceleration Exchange, the STEP Budget ANI, or (ii) with respect to an Acceleration Exchange, the Acceleration STEP Budget ANI.

“SRE Budget ANI” means, with respect to an Exchange that is not an Acceleration Exchange, the budgeted Adjusted Net Income of SRE, as prepared in good faith utilizing a consistent methodology as STEP and approved by the Board of Directors of SRE, for the 12-month period beginning on the Reference Date.

“STEP Budget ANI” means, with respect to an Exchange that is not an Acceleration Exchange, the budgeted Adjusted Net Income of STEP, as approved by the STEP Board for the 12-month period beginning on the Reference Date (for the avoidance of doubt, for purposes of calculating the Exchange

Value of any Exchange, the STEP Budget ANI as applied shall be calculated assuming the Exchanged Units for such Exchange have not yet been acquired by STEP and, accordingly, shall not reflect any pro forma adjustment for the acquisition of such Exchanged Units).

“STEP Multiple” means, with respect to an Exchange, a number calculated as of the Reference Date for such Exchange and equal to the Forward ANI Multiple; provided, that such multiple shall not be greater than 40.

Acceleration Exchange Definitions

“Acceleration SRE Budget ANI” means, with respect to an Acceleration Exchange, the budgeted Adjusted Net Income of SRE, as prepared in good faith utilizing a consistent methodology as STEP and approved by the GP Board, for the Initial Projection Year; provided, however, that in calculating such amount, the Performance Fee Related Earnings of SRE for the Initial Projection Year shall be the Average Performance Fee Related Earnings of SRE.

“Acceleration STEP Budget ANI” means, with respect to an Acceleration Exchange, the budgeted Adjusted Net Income of STEP, as approved by the STEP Board, for the Initial Projection Year (for the avoidance of doubt, for purposes of calculating the Exchange Value of any Acceleration Exchange, the STEP Budget ANI as applied shall be calculated assuming the Exchanged Units for such Acceleration Exchange have not yet been acquired by STEP and, accordingly, shall not reflect any pro forma adjustment for the acquisition of such Exchanged Units); provided, however, that in calculating such amount, the Performance Fee Related Earnings of STEP for the Initial Projection Year shall be the Average Performance Fee Related Earnings of STEP.

“Actual Acceleration SRE ANI” means, with respect to an Acceleration Exchange, the actual Adjusted Net Income of SRE used to prepare the STEP Audited Financials for the Initial Projection Year; provided, however, that in calculating such amount, the Performance Fee Related Earnings of SRE for the Initial Projection Year shall be replaced with the Average Performance Fee Related Earnings of SRE.

“Average Performance Fee Related Earnings” means the average of the Performance Fee Related Earnings for (i) the Initial Projection Year, (ii) the Second Projection Year and (iii) the Final Projection Year.

“Final Projection Year” means the 12-month period starting immediately after the end of the Second Projection Year.

“Initial Projection Year” means, for an Acceleration Exchange, the 12-month period beginning on the Reference Date.

“Performance Fee Related Earnings” means the performance related revenue (including performance related fee revenue, incentive fee revenue and carried interest) less performance fee related compensation expense.

“Second Projection Year” means the 12-month period starting immediately after the end of the Initial Projection Year.

SCHEDULE B

Annual Exchange Schedule1

Reference Date	Portion of Equity Securities of SRE to be Acquired
April 1, 2024	20% of the difference between SSG’s ownership amount upon execution of this Agreement and 75%
April 1, 2025	20% of the difference between SSG’s ownership amount upon execution of this Agreement and 75%
April 1, 2026	20% of the difference between SSG’s ownership amount upon execution of this Agreement and 75%
April 1, 2027	20% of the difference between SSG’s ownership amount upon execution of this Agreement and 75%
April 1, 2028	20% of the difference between SSG’s ownership amount upon execution of this Agreement and 75%
April 1, 2029	5.0%
April 1, 2030	5.0%
April 1, 2031	5.0%
April 1, 2032	5.0%
April 1, 2033	5.0%

[1]	Schedule to be updated by SSG and the Asset Class Head, by mutual agreement, once post-unitization is available to provide an exact number of SRE units.